EXHIBIT 23(a)



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                              CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of CEL-SCI Corporation, whereby the Company proposes to sell 9,701,000 shares of its common stock. As well as warrants which would allow the holders to acquire up to 4,850,000 additional shares of the Company's common stock. Reference is also made to Exhibit 5 included as part of the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion in this 8-K report concerning the validity of the securities proposed to be issued and sold.

                                    Very truly yours,

                                    HART & TRINEN

                                    /s/ William T. Hart

                                    William T. Hart